Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TubeMogul, Inc.:

We consent to the incorporation by reference in the registration statement on Forms S-8 (No. 333-197499 and No. 333-203148) of TubeMogul, Inc. of our report dated March 10, 2016, with respect to the consolidated balance sheets of TubeMogul, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of TubeMogul, Inc.

/s/ KPMG LLP

San Francisco, California
March 10, 2016